Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA
	CONTACT:	Pamela Marsh
(626) 535-8465

INDYMAC ANNOUNCES RECORD PRO FORMA EPS OF $0.91, UP 21%
— GAAP EPS OF $0.87, up 16%—
— Record Mortgage Production of $11.2 Billion Drives 77% Increase in Market Share—
—Board of Directors Increases Quarterly Cash Dividend to $0.36 —

PASADENA, Calif. – January 27, 2005 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported record pro forma net earnings of $58.4 million, or $0.91 per share, for the fourth quarter of 2004, compared with net earnings of $43.3 million, or $0.75 per share, in the fourth quarter of 2003. On a GAAP basis, IndyMac earned $55.9 million, or $0.87 per share, during the fourth quarter of 2004.

For the full year 2004, IndyMac reported record pro forma earnings of $211.3 million, or $3.40 per share compared with earnings of $171.3 million, or $3.01 per share in 2003. On a GAAP basis, IndyMac earned $170.5 million, or $2.74 per share for 2004.

The difference between the pro forma and GAAP earnings during 2004 is related to the implementation of SEC Staff Accounting Bulletin (“SAB”) No. 105, which became effective April 1, 2004 and purchase accounting adjustments related to the Company’s acquisition of Financial Freedom Holdings Inc. (“Financial Freedom”). There was no economic or business impact related to these two items. Pro forma earnings have been provided so that investors can evaluate IndyMac’s results on an accounting basis comparable to its historical performance. IndyMac has also furnished a Form 8-K to the Securities and Exchange Commission, which is intended to provide similar review and analysis of IndyMac’s financial position and results of operation to the information generally provided in IndyMac’s quarterly Form 10-Q filings. IndyMac’s Form 8-K is available on IndyMac’s Website at www.indymacbank.com.

Quarterly Cash Dividend

Based on IndyMac’s strong operating performance and financial position, including earnings, capital and liquidity, and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash

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dividend of $0.36 per share. The cash dividend is payable March 10, 2005 to shareholders of record on February 10, 2005.

This dividend represents an increase of 44% year over year and IndyMac’s seventh consecutive quarterly dividend increase.

Highlights of the Fourth Quarter

•	Record pro forma net revenues of $246.9 million, up 39% over the fourth quarter of 2003.

•	Record pro forma net earnings of $58.4 million, up 35% over the fourth quarter of 2003.

•	ROE of 19.0%, compared with 17.2% in the fourth quarter of 2003.

•	Record total assets of $16.8 billion, up 27% compared with total assets at December 31, 2003.

•	Record mortgage loan production of $11.2 billion, up 79% over the fourth quarter of 2003.

•	IndyMac’s mortgage market share of 1.77% is up 77% over the fourth quarter of 2003 based on the Mortgage Bankers Association (MBA) December 2004 Mortgage Finance Forecast.

•	IndyMac’s pipeline of mortgage loans in process totaled $6.3 billion at December 31, 2004, up 53% over the December 31, 2003 pipeline.

•	IndyMac’s portfolio of loans serviced for others increased 63% relative to December 31, 2003 to $50.2 billion at December 31, 2004.

Highlights of the Full Year 2004

•	Record pro forma net revenues of $871.8 million, up 23% over 2003.

•	Record pro forma net earnings of $211.3 million, up 23% over 2003.

•	Average earning assets for the year of $15.5 billion, up 45% over 2003.

•	ROE of 18.3% for both 2004 and 2003.

•	Record mortgage loan production of $37.9 billion, up 30% over 2003.

•	IndyMac’s mortgage market share of 1.34% for the full year is up 74% over 2003 based on the MBA’s December 2004 Mortgage Finance Forecast.

The net earnings and net revenues in the above highlights are presented on a pro forma basis to provide the ability to compare the results to prior periods on a consistent accounting basis. For a reconciliation of these amounts to the GAAP results, please consult the table at the end of this press release.

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“Our fourth quarter and full year results reflect very strong performance as the mortgage industry transitioned from the peak refinance boom to more normal levels of production,” commented Michael W. Perry, IndyMac’s Chief Executive Officer. “While industry volumes declined 26% in 2004 from 2003 levels, we grew our mortgage volumes 30% and as a result, we achieved 74% growth in market share for the full year to 1.34%. Our market share success this year has been the direct result of our customer base being predominantly comprised of mortgage brokers and mortgage bankers with strong ties to Realtors and the purchase market, our product mix that is generally less interest rate sensitive, and a significant expansion of our geographic presence, sales force and customers nationwide. This market share success, combined with improved returns in our investing activities, where the bulk of our capital is deployed, from a 3% return on equity in 2003 to an 11% return on equity this year has mitigated the decline in the returns in mortgage banking activities resulting in a strong overall return on equity of 18.3% in 2004, consistent with the return for 2003,” continued Perry.

“2004 was a good test of our hybrid thrift/mortgage banking business model. With solid performance and strong execution on our key strategies, we feel well positioned as we enter 2005,” commented Perry. “While market volumes declined 26% in 2004 and are expected to decline a further 16% in 2005, and some excess capacity in the industry is currently affecting margins, the mortgage market remains robust. Based on the MBA’s December Forecast, the mortgage market in 2005 is expected to be one of the five best years in the history of the business. I am confident that our business model and related strategies and the ability of our employees to execute should continue to drive growth and provide solid long term returns to our investors,” concluded Perry.

“We currently expect EPS to be approximately $4.05 per share in 2005 before the implementation of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, which requires the expensing of stock options. This forecast is up from our prior forecast of $3.98 per share and a 19% increase from our 2004 results. We estimate that the implementation of SFAS No. 123R will reduce EPS by approximately $0.12 in 2005, resulting in a full year forecast of $3.93 per share, adjusted for the impact of stock option expensing. This EPS forecast is considered our best estimation in light of current market expectations for interest rates and industry volumes in 2005. However, the economy, interest rates and our industry remain volatile and as a result, our actual results could vary by as much as ten percent from this forecast,” commented Scott Keys, IndyMac’s Chief Financial Officer.

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Conference Call

On Thursday, January 27, 2005, at 11:00 A.M. EDT (8:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the fourth quarter in greater detail, followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 8-K via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Internet Webcast access is available at: www.indymacbank.com

•	The telephone dial-in number is (888) 203-7337, access code # 679447; and

•	The replay number is (888) 203-1112, access code # 679447

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on January 27th through February 3rd and will be available on IndyMac’s Website at www.indymacbank.com.

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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank, the largest savings and loan in Los Angeles County and the tenth largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.

IndyMac utilizes its award-winning e-MITS®technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. IndyMac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns. IndyMac’s mortgage Website is ranked the number one overall mortgage Website by Watchfire® GomezPro™, an Internet quality measurement firm, a position it has held for eight of nine measurement periods since Fall 2000.

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IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

IndyMac’s total annualized return to shareholders of 24% for the period 1993 through December 31, 2004, under its current management team, has exceeded the comparable returns of 13% and 11% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification on Company news and events, please visit our Website at www.indymacbank.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate, “ “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the effective integration of Financial Freedom into the operations of IndyMac; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that IndyMac files with the Securities and

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Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.

The following table provides a reconciliation of IndyMac’s results on both a GAAP basis (including the new accounting for rate locks established by SAB No. 105, which became effective on April 1, 2004 and the adjustments related to the acquisition of Financial Freedom to effectively mark their assets to market) and on a pro forma basis excluding these accounting items. This table is provided to assist investors with an evaluation of the Company’s results in comparison to prior periods.

Reconciliation of GAAP and Pro Forma Items

	Three Months Ended
	December 31,		December 31,	December 31,	September 30,		September 30,
	2004		2004	2003	2004		2004
	GAAP	Adjustments	Pro Forma	GAAP	GAAP	Adjustments	Pro Forma
	(Dollars in millions, except per share data)
Net interest income after provision for loan losses	$102	—	$102	$94	$99	$—	$99
Gain on sale of loans	116	4	120	80	98	11	109
Other income	25	—	25	4	21	—	21

Net revenues	243	4	247	178	218	11	229
Other expenses	150	—	150	107	135	—	135
Income taxes	37	2	39	28	33	5	38

Net earnings	$56	$2	$58	$43	$50	$6	$56

Diluted earnings per share	$0.87	$0.04	$0.91	$0.75	$0.78	$0.10	$0.88

	Year Ended
	December 31,		December 31,	December 31,
	2004		2004	2003
	GAAP	Adjustments	Pro Forma	GAAP
		(Dollars in millions)
Net interest income after provision for loan losses	$397	$—	$397	$291
Gain on sale of loans	364	67	431	387
Other income	43	—	43	30

Net revenues	804	67	871	708
Other expenses	522	—	522	426
Income taxes	111	27	138	111

Net earnings	$171	$40	$211	$171

Diluted earnings per share	$2.74	$0.66	$3.40	$3.01

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